Exhibit 5.1

355 South Grand Avenue, Suite 100 Los Angeles, California 90071-1560 Tel: +1.213.485.1234 Fax: +1.213.891.8763 www.lw.com FIRM / AFFILIATE OFFICES
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Milan

Spirit Realty Capital, Inc.

Spirit Realty, L.P.

2727 North Harwood Street, Suite 300

Dallas, Texas 75201

Re:

Registration Statement on Form S-3 and Prospectus Supplement; $300,000,000 Aggregate Principal Amount of Spirit Realty, L.P.’s 3.200% Notes Due 2027 and $500,000,000 Aggregate Principal Amount of Spirit Realty, L.P.’s 3.400% Notes Due 2030

Ladies and Gentlemen:

We have acted as special counsel to Spirit Realty Capital, Inc., a Maryland corporation (the “Guarantor”), and Spirit Realty, L.P., a Delaware limited partnership (the “Operating Partnership”), in connection with the issuance of $300,000,000 aggregate principal amount of the Operating Partnership’s 3.200% Notes due 2027 (the “2027 Notes”) and $500,000,000 aggregate principal amount of the Operating Partnership’s 3.400% Notes due 2030 (“2030 Notes” and, together with the 2027 Notes, the “Notes”) and the guarantee of the 2027 Notes (the “2027 Guarantee”) by the Guarantor, under an indenture dated August 18, 2016 (the “Base Indenture”) among the Operating Partnership and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Third Supplemental Indenture dated as of the date hereof, among the Operating Partnership, the Guarantor and the Trustee (the “Third Supplemental Indenture” and, together with the Base Indenture, the “2027 Notes Indenture”), and the guarantee of the 2030 Notes (the “2030 Guarantee” and, together with the 2027 Guarantee, the “Guarantees”) by the Guarantor, under the Base Indenture, as supplemented by the Fourth Supplemental Indenture dated as of the date hereof, among the Operating Partnership, the Guarantor and the Trustee (the “Fourth Supplemental Indenture” and, together with the Base Indenture, the “2030 Notes Indenture”) and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on September 25, 2017 (Registration Nos. 333-220618 and 333-220618-01) (as so filed and as amended, the “Registration Statement”), a base

September 16, 2019

prospectus dated September 25, 2017 included as part of the Registration Statement (the “Base Prospectus”), a preliminary prospectus supplement dated September 9, 2019 filed with the Commission pursuant to Rule 424(b) under the Act, a prospectus supplement dated September 9, 2019 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”), and an underwriting agreement dated September 9, 2019 (the “Underwriting Agreement”) among the Operating Partnership, the Guarantor and J.P. Morgan Securities LLC, BofA Securities, Inc., RBC Capital Markets, LLC and SunTrust Robinson Humphrey, Inc., as representatives of the several underwriters named therein. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as expressly stated herein with respect to the issue of the Notes and Guarantees.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Operating Partnership, the Guarantor and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. Various issues concerning Maryland law are addressed in the opinion of Ballard Spahr LLP, and various matters concerning Delaware law are addressed in the opinion of Richards, Layton & Finger, P.A., each of which has been separately provided to you. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the 2027 Notes have been duly executed, issued and authenticated in accordance with the terms of the 2027 Notes Indenture and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, the 2027 Notes and the 2027 Guarantee will be legally valid and binding obligations of the Operating Partnership and the Guarantor, respectively, enforceable against the Operating Partnership and the Guarantor in accordance with their respective terms.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the 2030 Notes have been duly executed, issued and authenticated in accordance with the terms of the 2030 Notes Indenture and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, the 2030 Notes and the 2030 Guarantee will be legally valid and binding obligations of the Operating Partnership and the Guarantor, respectively, enforceable against the Operating Partnership and the Guarantor in accordance with their respective terms.

Our opinion is subject to: (a) the effects of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors; (b) the effects of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or

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injunctive relief), concepts of materiality, reasonableness, good faith, fair dealing and the discretion of the court before which a proceeding is brought; (c) the invalidity under certain circumstances under law or court decisions of provisions for the indemnification or exculpation of, or contribution to, a party with respect to a liability where such indemnification, exculpation or contribution is contrary to public policy; and (d) we express no opinion with respect to (i) consents to, or restrictions upon, governing law, jurisdiction, venue, service of process, arbitration, remedies or judicial relief; (ii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iv) waivers of rights or defenses contained in Sections 4.4 of the Base Indenture, Section 5.1(b) of the Third Supplemental Indenture and Section 5.1(b) of the Fourth Supplemental Indenture (except, with respect to Section 5.1(b) of the Third Supplemental Indenture and Section 5.1(b) of the Fourth Supplemental Indenture, to the extent such waiver is limited to the fullest extent that the Guarantor may do so under applicable law) and waivers of broadly or vaguely stated rights; (v) provisions to the effect that a guarantor is liable as a primary obligor and not as a surety and provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation; (vi) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy; (vii) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any agreement, right or property; (viii) provisions for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (ix) provisions permitting, upon acceleration of any indebtedness (including the Notes), collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; and (x) the severability, if invalid, of provisions to the foregoing effect.

We express no opinion or confirmation as to federal or state securities laws, tax laws, antitrust or trade regulation laws, insolvency or fraudulent transfer laws, antifraud laws, compliance with fiduciary duty requirements, pension or employee benefit laws, usury laws, environmental laws, laws and regulations relating to commodities trading, futures and swaps, Financial Industry Regulatory Authority Inc. rules, National Futures Association rules, the rules of any stock exchange, clearing organization, designated contract market or other regulated entity for trading, processing, clearing or reporting transactions in securities, commodities, futures or swaps, or export control, anti-money laundering and anti-terrorism laws (without limiting other laws or rules excluded by customary practice).

With your consent, except to the extent we have expressly opined as to such matters with respect to the Operating Partnership or the Guarantor herein, we have assumed (a) that the 2027 Notes, the 2030 Notes, the 2027 Notes Indenture, the 2030 Notes Indenture, the 2027 Guarantee and the 2030 Guarantee (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto, (b) that the Documents constitute legally valid and binding obligations of the parties thereto, enforceable against each of them in accordance with their respective terms and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

September 16, 2019

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Guarantor’s and the Operating Partnership’s Current Report on Form 8-K dated September 16, 2019 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP